                                                                    Exhibit 23.1


                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) dated on or about January 27, 1997 pertaining to the Homegate Hospitality, Inc. 1996 Long-Term Incentive Plan and to the incorporation by reference therein of our report dated August 22, 1996, with respect to the balance sheet of Homegate Hospitality, Inc. and our report dated August 8, 1996, with respect to the financial statements of Extended Stay Limited Partnership, included in the Registration Statement (Form S-1 No. 333-11113) and related Prospectus of Homegate Hospitality, Inc., filed with the Securities and Exchange Commission.


                                        ERNST & YOUNG LLP

Dallas, Texas
January 27, 1997